Exhibit 3.1

SMARTSTOP SELF STORAGE REIT, INC.

ARTICLES OF AMENDMENT

SmartStop Self Storage REIT, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The charter of the Corporation (the “Charter”) is hereby amended to delete the first two sentences of Section 5.1 of Article V in their entirety and to substitute in lieu thereof the following sentences:

The Corporation has authority to issue 175,000,000 shares of common stock, $0.001 par value per share (“Common Stock”), of which 31,250,000 shares of Common Stock shall be designated as Class A Common Stock (“Class A Common Stock”) and 2,500,000 shares of Common Stock shall be designated as Class T Common Stock (“Class T Common Stock”), and 50,000,000 shares of preferred stock, $0.001 par value per share (“Preferred Stock”). The aggregate par value of all authorized shares of Stock having par value is $225,000.

SECOND: The total number of shares of stock which the Corporation had authority to issue immediately prior to the foregoing amendment of the Charter was 900,000,000, consisting of 700,000,000 shares of common stock, $0.001 par value per share, of which 125,000,000 shares were designated as Class A Common Stock and 10,000,000 shares were designated as Class T Common Stock, and 200,000,000 shares of preferred stock, $0.001 par value per share. The aggregate par value of all authorized shares of stock having par value was $900,000.

THIRD: The total number of shares of stock which the Corporation has authority to issue pursuant to the foregoing amendment of the Charter is 225,000,000, consisting of 175,000,000 shares of common stock, $0.001 par value per share, of which 31,250,000 shares are designated as Class A Common Stock and 2,500,000 shares are designated as Class T Common Stock, and 50,000,000 shares of preferred stock, $0.001 par value per share. The aggregate par value of all authorized shares of stock having par value is $225,000.

FOURTH: The information required by Section 2-607(b)(2)(i) of the Maryland General Corporation Law (the “MGCL”) is not changed by the foregoing amendments of the Charter.

FIFTH: The foregoing amendments of the Charter were approved by a majority of the entire Board of Directors of the Corporation as required by law and were limited to changes expressly authorized by Section 2-105(a)(13) or Section 2-605 of the MGCL without any action by the stockholders of the Corporation.

SIXTH: The undersigned acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its Chief Executive Officer and attested to by its General Counsel and Secretary on this 12th day of June, 2025.

ATTEST: SMARTSTOP SELF STORAGE REIT, INC.

/s/ Nicholas Look_________________ By: /s/ H. Michael Schwartz_________ (SEAL)

Name: Nicholas M. Look Name: H. Michael Schwartz

Title: General Counsel and Secretary Title: Chief Executive Officer